Exhibit 10.1.1

PARTIAL ASSIGNMENT OF

PURCHASE AND SALE AGREEMENT

THIS PARTIAL ASSIGNMENT OF PURCHASE AND SALE AGREEMENT (this “Assignment”) is made and entered into as of the 27th day of October, 2011, by and between GLOBAL INCOME, LP, a Delaware limited partnership, formerly known as MACQUARIE CNL INCOME, LP, having a mailing address at 450 South Orange Avenue, Orlando, Florida 32801 (“Assignor”), and GIT HERITAGE IV TX, LLC, a Delaware limited liability company, having a mailing address at 450 South Orange Avenue, Orlando, Florida 32801 (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor, as Buyer, and Heritage Commons III, Ltd., a Texas limited partnership, and Heritage Commons IV, Ltd., a Texas limited partnership, as Sellers, entered into that certain Purchase and Sale Agreement dated April 25, 2011, as amended by that certain First Amendment to Purchase and Sale Agreement effectively dated May 10, 2011, that certain Second Amendment to Purchase and Sale Agreement effectively dated May 18, 2011, that certain Third Amendment to Purchase and Sale Agreement effectively dated May 23, 2011, that certain Fourth Amendment to Purchase and Sale Agreement effectively dated June 2, 2011, that certain Fifth Amendment to Purchase and Sale Agreement effectively dated June 6, 2011 and that certain Sixth Amendment to Purchase and Sale Agreement effectively dated September 14, 2011 (hereinafter collectively referred to as the “Agreement”), with respect to the sale of those certain tracts or parcels of land located at 13500 Heritage Parkway (“Heritage III Property”) and 13650 Heritage Parkway (“Heritage IV Property”), Ft. Worth, Tarrant County, Texas, each as more particularly described in the Agreement (hereinafter the Heritage III and Heritage IV Property are collectively referred to as the “Property”); and

WHEREAS, Assignor previously assigned its interest with respect to the Heritage III Property to IN-105 Heritage III, LLC, a Delaware limited liability company, pursuant to that certain Partial Assignment of Purchase and Sale Agreement dated as of June 28, 2011 (“Heritage III Assignment”); and

WHEREAS, the conveyance and transfer of the Heritage III Property from Heritage Commons III, Ltd. to IN-105 Heritage III, LLC took place on June 28, 2011; and

WHEREAS, Assignor has agreed to transfer, set over, assign and convey to Assignee all of Assignor’s rights, privileges, duties and obligations in, to and under the Agreement with regard to the purchase of the Heritage IV Property, and Assignee has agreed to assume and perform certain of Assignor’s liabilities and obligations arising under the Agreement with regard to the purchase of the Heritage IV Property on and after the date hereof, all in accordance with this Assignment.

NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Assignment. Assignor hereby transfers, sets over, assigns and conveys unto Assignee all of Assignor’s rights, privileges, duties and obligations in, to and under the above referenced Agreement with regard to the purchase of the Heritage IV Property, together with all of Assignor’s rights, title and interest in and to the Heritage IV Property described in said Agreement, including, without limitation, all earnest money deposits paid pursuant thereto, and all rights, power and privileges conferred by the Agreement with regard to the purchase of the Heritage IV Property upon Assignor, as Buyer therein, and Assignor hereby authorizes Assignee to exercise said rights, powers and privileges in as full a manner as Assignor is authorized to exercise the same.

2. Indemnity by Assignor. Assignor shall indemnify and hold Assignee harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of (a) any obligation or liability of the Assignor under the Agreement with regard to the purchase of the Heritage IV Property which was to be performed or which became due during the period in which Assignor was the Buyer of the Heritage IV Property under the Agreement, and (b) any obligation or liability of Assignor with regard to the purchase of the Heritage IV Property under the Agreement arising after the date hereof relating to acts or omissions occurring prior to the date hereof during the period Assignor was the Buyer of the Heritage IV Property under the Agreement.

3. Representations and Warranties. Assignor hereby represents and warrants to Assignee (a) that it has full power and authority to assign the Agreement with regard to the purchase of the Heritage IV Property to Assignee, (b) that the Agreement is in full force and effect and has not been modified or amended in any manner whatsoever with the exception of the above referenced amendments, and (c) all right, title and interest of Assignor with regard to the purchase of the Heritage IV Property in and to the Agreement is free and clear of any and all claims, liens and encumbrances whatsoever and that it does warrant and will forever defend the same against the claim or claims of all persons whomsoever.

4. Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

5. Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.

ASSIGNOR:

Signed, sealed and delivered	GLOBAL INCOME, LP,
in the presence of:	a Delaware limited partnership,
f/k/a MACQUARIE CNL INCOME, LP

/s/ Mary Lee Stallings	By:	Global Income GP, LLC,
Name: Mary Lee Stallings		a Delaware limited liability company
f/k/a Macquarie CNL Income, GP, LLC,
/s/ Linda A. Scarcelli		as General Partner
Name: Linda A. Scarcelli
		By:	Global Income Trust, Inc., a Maryland corporation, f/k/a Macquarie CNL Global Income Trust, Inc. a Maryland corporation, as Managing Member

			By:	/s/ Robert A. Bourne
			Name: Title:	Robert A. Bourne Chief Executive Officer

ASSIGNEE:

Signed, sealed and delivered in the presence of:	GIT HERITAGE IV TX, LLC, a Delaware limited liability company

/s/ Linda A. Scarcelli	By:	/s/ Rosemary Q. Mills
Name: Linda A. Scarcelli	Name: Title:	Rosemary Q. Mills Vice President
/s/ Amy J. Patterson Name: Amy J. Patterson

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